Persons who are eligible to participate in the exchange offer should read the written materials accompanying this letter carefully because they contain important information about the exchange offer. Decorator has also filed these written materials with the Securities and Exchange Commission as part of a tender offer statement. Decorator stockholders and optionholders are able to obtain these written materials and other documents filed by Decorator with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's website at www.sec.gov.

                                                     March 13, 2002

TO: CERTAIN EMPLOYEES OF DECORATOR INDUSTRIES, INC.
HOLDING INCENTIVE STOCK OPTIONS

         Re: Option Exchange Offer

Dear Employee:
                  The purpose of this letter is to advise you that the Securities and Exchange Commission ("SEC") has reviewed the terms of our Option Exchange Offer. The SEC has determined that it is not appropriate for the Company to require an acknowledgement from tendering option holders that they have read and understood the documents relating to the Option Exchange Offer. In particular, the SEC has requested that we revise the Election Form that you are required to fill out in connection with the tender of your old options in order to remove any references to your having read and understood the terms of the offer.

                  Accordingly, we attach a revised Election Form with this letter. We ask those of you who have already tendered your options with the old Election Form and those of you intend to tender to please complete and submit the attached new Election Form. Upon our receipt of the same, we will discard any previously submitted Election Form and its terms will no longer be operative.

         Thank you for your cooperation. If you have any questions regarding the contents of this letter or the enclosed documents, please contact Michael K. Solomon at 954-436-8909.

                           Very truly yours,

                           DECORATOR INDUSTRIES, INC.

                           ------------------------------------
                           Name: William A. Bassett
                           Title: President, Chief Executive Officer and Chairman of the Board of Directors